Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Surf Air Mobility Inc. of our report dated April 12, 2023, except with respect to the matters that raise substantial doubt about Southern Airways Corporation’s ability to continue as a going concern, and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 2, 2023, relating to the financial statements of Southern Airways Corporation, which appears in Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-272403) of Surf Air Mobility Inc.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 26, 2023